EXHIBIT 10.1

Liberty Gold Corp.

2415 East Camelback Road – Suite 700

Phoenix, Arizona 85016

(602) 553-1190

June 26, 2012

Precious Metals Exploration, LTD.

Fabriksgaten 7

Gothenbuurg 412 50, Sweden

Re:  Asset Purchase Agreement Termination

Ladies and Gentlemen:

We refer to the Property Purchase Agreement, dated as of March 31, 2011 (the “Agreement”), between you and us relating to our acquisition of an undivided 60% interest in certain mining claims in Alaska (the “Claims”).   We are terminating the Agreement as of the date hereof.  Upon execution of this letter, you shall return to us the certificates for 1,000,000 shares of our common stock that we issued to you pursuant to the Agreement together with stock powers with medallion guarantee.  We shall execute any document you request to surrender any interest we may have in the Claims.  We shall have no further monetary obligations for any matters relating to the Claims or the Agreement.  You are not required to refund any amounts we have previously paid.  We release each other from any claims or rights we may have against each other relating to the Agreement or the Claims.

If the foregoing is acceptable to you, please sign where indicated below and return the common shares to us.

Very truly yours,

Liberty Gold Corp.

        /s/ Lynn Harrison

By:  ________________________________

          Lynn Harrison, President and CEO

ACCEPTED AND AGREED TO:

Precious Metals Exploration, LTD.

        /s/ Steven Drayton

By:  ________________________________

         Steven Drayton, Director